Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AND SALE
AGREEMENT

DATED September 19, 2008

BY AND AMONG

ARCADE ACQUISITION CORP.
(“ARCADE”)

PALMOSA SHIPPING CORPORATION
(“PALMOSA”)

AND

TDB SPV LLC
(“TDB”)

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ANNEX A		A-1

SCHEDULES:		S-1

Schedule 2.1(a)	Buyer Nominees
Schedule 3.4(b)	Consents and Approvals of TDB
Schedule 3.13	Absence of Certain Changes
Schedule 4.1	Formation and Organization of Buyer
Schedule 4.4(b)	Consents and Approvals of Buyer
Schedule 5.1	Formation and Organization of Arcade
Schedule 5.5	Arcade Contracts
Schedule 5.19	Arcade Brokerages

EXHIBITS		E-1

Exhibit A(1)	Form of Employment Agreement
Exhibit A(2)	Form of Consulting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Release Agreement
Exhibit E	Supplemental Agreement
Exhibit F	General Management Agreement
Exhibit G	Merger Agreement
Exhibit H	Incentive Plan

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”) is made and entered into as of this 19th day of September, 2008, by and among (i) Arcade Acquisition Corp., a Delaware corporation (“Arcade”), (ii) Palmosa Shipping Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (“Palmosa”); and (iii) TDB SPV LLC, a Marshall Islands limited liability company and a wholly-owned Subsidiary of Palmosa (“TDB”).

W I T N E S S E T H:

WHEREAS, unless otherwise defined herein, the capitalized terms used herein shall have the meanings set forth in Annex A hereto;

WHEREAS, Arcade has formed Conbulk Corporation, a Marshall Islands corporation and a wholly-owned Subsidiary of Arcade (the “Buyer”), for the sole purpose of effecting the Business Combination;

WHEREAS, Arcade will, as part a single integrated transaction, merge with and into the Buyer pursuant to the Merger Agreement, with Buyer being the surviving corporation (the “Merger”), and Buyer will immediately thereafter concurrently consummate the Interest Acquisition and, through the applicable Shipco SPV acquired in the Interest Acquisition, consummate the Kuo Vessel Acquisition, in each case pursuant to this Agreement, subject to Arcade Stockholders’ Approval, it being understood that none of the Merger, Interest Acquisition and Kuo Vessel Acquisition (collectively, the “Initial Transaction”) will occur without the other two components of the Initial Transaction;

WHEREAS, following the Initial Transaction, the Buyer will, pursuant to the terms of the MOAs and, as applicable, the Supplemental Agreement, consummate the acquisition of all Vessels not acquired as part of the Initial Transaction (such acquisitions, together with the Kuo Vessel Acquisition, the “Acquisition”, and the Acquisition, together with the Interest Acquisition and the Merger, the “Business Combination”);

WHEREAS, for various commercial and other reasons, the Buyer desires to remain an inactive shell prior to the Merger;

WHEREAS, Palmosa has agreed, among other things, to form TDB and cause TDB to: (i) negotiate and enter into the MOAs providing for the acquisition of the Vessels; (ii) establish special purpose Shipco SPVs and to designate the relevant Shipco SPV as its nominee as buyer under each relevant MOA; and (iii) transfer the Interests in the Shipco SPVs, along with all of their right, title and interest in the MOAs, to the Buyer at the Closing, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1          Definitions.  Certain capitalized terms used in this Agreement and the Exhibits and Schedules delivered pursuant hereto and to the extent incorporated in the other Transaction Documents, are defined in Annex A.

1.2          Terms Generally; Certain Rules of Construction.  Definitions in this Agreement and the other Transaction Documents shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references in this Agreement or any other Transaction Document to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement or any other Transaction Document in which used, except as otherwise provided.  Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the “Certificate of Incorporation,” “Bylaws” or other organizational or constituent documents of any Person, to any Contract, instrument or document or to any Law or any specific section or other provision thereof, shall be deemed a reference to the foregoing as amended and supplemented through such time (and, in the case of a Law or specific section or other provision thereof, to any successor of such Law, section or other provision).  Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.  Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision using a defined term which is based on a specified relationship between one Person and one or more other Persons shall, as of any time, refer only to such Persons who have the specified relationship as of that particular time.

ARTICLE 2.

THE PURCHASE

2.1          Purchase and Sale of the Interests and Vessels.

(a)        Designation of Buyer-Nominees.  Subject to and upon the terms and conditions of this Agreement, TDB hereby designates each Shipco SPV set forth on Schedule 2.1(a) as its buyer nominee under the MOA to take delivery of the Vessel set forth next to the name of such Shipco SPV on Schedule 2.1(a).

(b)        Interest Acquisition. In exchange for the Interest Acquisition Consideration, TDB agrees to sell, transfer, convey, assign and deliver to the Buyer, and Arcade shall cause the Buyer to purchase, acquire and accept, at Closing, the Interests, free and clear of any Restrictions whatsoever, along with appropriate membership interest powers duly executed by TDB (the “Interest Acquisition”).

(c)        Kuo Vessel Acquisition.  Subject to the terms and conditions of this Agreement, Arcade shall cause the Buyer to purchase, acquire and accept, at the Closing, through the applicable Shipco SPVs, the Closing Vessels, upon the terms and subject to satisfaction or waiver of the conditions contained in the MOAs, including the Supplemental Agreement (the “Kuo Vessel Acquisition”).

2.2          Closing.

(a)        Closing Date Determination.  Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the Initial Transaction (the “Closing”) will take place as of the earliest date (the “Closing Date”) on which legal title to at least two (2) of the Kuo Vessels can be concurrently delivered and transferred to the Shipco SPVs set forth next to the names of such Kuo Vessels on Schedule 2.1(a) under their respective MOAs (such Kuo Vessels, together with any other Vessels to be acquired by any Shipco SPVs at Closing, the “Closing Vessels”).  TDB shall copy Arcade and the Buyer on all written correspondence between itself and the relevant Sellers of these two vessels in respect of the date of delivery thereof under their respective MOAs and notify Arcade and the Buyer of such delivery date (“Closing Notification”).

(b)        Location. The Closing shall take place on the Closing Date at the premises of the lender that will provide financing for the Closing Vessels, except that the Closing on Interest Acquisition shall concurrently take place on the Closing Date, in coordination with the Closing on the Vessels, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PALMOSA AND TDB

Palmosa and TDB hereby represent and warrant, jointly and severally, to Arcade that:

3.1          Organization and Qualification.

(a)        TDB has been duly organized and is validly existing as a limited liability company in good standing under the laws of the Republic of the Marshall Islands, with power and authority (corporate and other) to own its properties and conduct its business as currently conducted. TDB is not required to be duly qualified for the transaction of business in any other jurisdiction.  All the membership interests of TDB have been duly authorized and validly issued, are fully-paid and non-assessable, and are owned by Palmosa free and clear of all Restrictions.

(b)        Each of the Shipco SPVs has been duly organized and is validly existing as a limited liability company in good standing under the laws of the Republic of the Marshall Islands, with power and authority (corporate and other) to own its properties and conduct its business as currently conducted. All the Interests have been duly authorized and validly issued, are fully-paid and non-assessable, and are owned by TDB free and clear of all Restrictions.

(c)        The copies of the respective certificates of formation and limited liability company agreements of each of TDB and the Shipco SPVs, as delivered to Arcade, are true and complete copies of these documents as now in effect. The minute books of TDB and the Shipco SPVs are accurate in all material respects.

3.2          Subsidiaries.  Other than Shipco SPVs, TDB does not hold any equity interest in any other Person.

3.3          Ownership of Interests.  As of immediately prior to the Closing, one hundred percent (100%) of the issued and outstanding membership interests of TDB will be owned by Palmosa and the Interests, which will represent one hundred percent (100%) of the issued and outstanding membership interests of the Shipco SPVs, will be owned by TDB.

3.4          Authority; Non-Contravention; Approvals.

(a)        Each of TDB and Palmosa have full power and authority to enter into this Agreement, the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. TDB’s execution and delivery of this Agreement, the other Transaction Documents and its consummation of the transactions contemplated hereby and thereby, have been duly authorized by Palmosa, in its capacity as sole Managing Member, and no other action on its part is necessary to authorize its execution and delivery of this Agreement, the other Transaction Documents and its consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by each of TDB and Palmosa, and constitutes their valid and binding agreement, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles ((i) and (ii) together, the “Enforceability Exception”).  Each of the other Transaction Documents to which TDB or Palmosa is a party will, when executed and delivered by TDB and/or Palmosa, constitute their valid and binding agreement, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception.

(b)        Except as set forth on Schedule 3.4(b), no Consent, notice, declaration, filing or registration with respect to any Person or Governmental Authority is required in connection with the execution, delivery and performance by TDB and Palmosa of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(c)        TDB and Palmosa’s execution and delivery of this Agreement or any of the other Transaction Documents does not, and its consummation of the transactions contemplated herein and therein will not, violate, conflict with or result in a breach of any provision of, or constitute any default (or an event which, with notice or lapse of time or both, would constitute an event of default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Restrictions upon any of its properties or assets under any of the terms, conditions or provisions of (i) the certificate of formation or the limited liability agreement of TDB, Palmosa or any of the Shipco SPVs, (ii) any Consent, Law or Order, injunction, writ, permit or license of any Governmental

Authority applicable to it or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound; excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Restrictions that do not, in the aggregate, have a Palmosa Material Adverse Effect.

3.5          Contracts.  Other than the Transaction Documents to which it is a party, neither TDB nor any Shipco SPV has entered into any Contract.

3.6          Litigation.  There is no (i) Claim or other Legal Proceeding pending or, to the knowledge of TDB or Palmosa, threatened against or directly relating to TDB or any Shipco SPV, or (ii) outstanding Order, or application, request or motion therefor, of any Governmental Authority in a proceeding to which TDB, any Shipco SPV, or any of their assets was or is a party, except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude TDB’s ability to consummate the Business Combination or have a Palmosa Material Adverse Effect.

3.7          Taxes.

(a)        Neither TDB nor any Shipco SPVs is subject to any Taxes or is obligated to file any Tax Returns.

(b)        No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other Taxes are payable in the Marshall Islands in connection with TDB’s sale and transfer of the Interests to the Buyer or the acquisition of the Vessels by the Shipco SPVs.

3.8          Compliance with Law; Permits.  Each of TDB and the Shipco SPVs has conducted its business in compliance with, and is in compliance with, all applicable Laws and Orders and Permits in all jurisdictions in which it carries on its business.  Neither TDB nor any of the Shipco SPVs has received any written notice of any investigation with respect to, any alleged default under, or any violation or nonconformity with any Law or Order.  Each of TDB and the Shipco SPVs has all Permits which are required for the ownership of its assets or the conduct of its business as presently conducted.  Neither TDB nor any of the Shipco SPVs is in violation of any material term or provision or requirement of any of such Permits, and no Person has threatened in writing to revoke, amend or impose conditions in respect of any of such Permits.

3.9          Environmental Laws and Regulations.  There are no pending, and to the knowledge of TDB or Palmosa there have been no threatened, Environmental Claims against TDB, any Shipco SPV or any Vessel and, to the knowledge of TDB or Palmosa, there are no circumstances with respect to any Vessel which could reasonably be anticipated (i) to form the basis of an Environmental Claim against any Shipco SPV or any Vessel or (ii) to cause such Vessel to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

3.10        Properties.  Neither TDB nor any Shipco SPV owns any properties (other than, in the case of TDB, the Interests, and in the case of the Shipco SPVs, the MOAs).

3.11        Financial Statements.  Prior to the date of this Agreement, Palmosa has previously furnished to Arcade a true and correct copy of the Palmosa Financial Statements.  The Palmosa Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of Palmosa and its Subsidiaries as of the dates, period and year indicated, prepared in accordance with IFRS.  Without limiting the generality of the foregoing, (i) as of the date of the most recent consolidated balance sheet comprising a portion of the Palmosa Financial Statements, there was no material debt, liability or obligation of any nature not reflected or reserved against in the Palmosa Financial Statements or in the notes thereto required to be so reflected or reserved in accordance with IFRS, and (ii) there are no assets of Palmosa or any of its Subsidiaries the value of which (in the reasonable judgment of Palmosa) is materially overstated in the Palmosa Financial Statements.  Except as incurred in the ordinary course of business since December 31, 2007, neither Palmosa nor any of its Subsidiaries  has any known material contingent liabilities (including liabilities for Taxes) other than as contemplated hereunder or in connection herewith.  Neither Palmosa nor any of its Subsidiaries is a party to any contract or agreement for the forward purchase or sale of any foreign currency and has not invested in any “derivatives.”

3.12        Proxy Statement.  None of the information to be supplied by, on behalf of or with respect to Palmosa or TDB for inclusion in the Proxy Statement, or in any amendments or supplements thereto, to be distributed to the stockholders of Arcade in connection with the meeting of such stockholders at the time of the mailing of the Proxy Statement and at the time of the meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.13        Absence of Certain Changes or Events.  Except as set forth in Schedule 3.13 or in connection with this Agreement and the transactions contemplated hereby, since the date of formation of TDB and each Shipco SPV, there has not been (a) any Palmosa Material Adverse Change and (b) any occurrence not included in paragraph (a) of this Section 3.13 which has resulted, or which Palmosa or TDB has reason to believe, could reasonably be expected to result, in a Palmosa Material Adverse Effect.

3.14        Dividends and Distributions.  No dividends and other distributions have been or shall be declared on or paid in respect of the Interests.

3.15        Books, Records and Accounts.  The Books and Records and accounts of TDB and Shipco SPVs fairly and accurately reflect in all material respects transactions involving TDB and the Shipco SPVs relating to the Vessels.

3.16        Brokers and Finders.  Except for Morgan Joseph, TDB has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

3.17        Business.  TDB and each Shipco SPV, since its respective formation, has engaged, and pending the Closing will engage, in no business other than as necessary or appropriate to facilitate the Buyer’s acquisition, through the Shipco SPVs, of the Vessels pursuant to the terms of the MOAs and this Agreement.  Neither TDB nor any of the Shipco SPVs have any employees.

3.18        No Omissions or Untrue Statements.  No representation or warranty made by TDB or Palmosa to Arcade in this Agreement or in any certificate required to be delivered to the Buyer or Arcade pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF ARCADE WITH RESPECT TO BUYER

Arcade hereby represents and warrants to TDB and Palmosa that:

4.1          Organization and Qualification.

(a)        The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands, with power and authority (corporate and other) to own its properties and conduct its business as currently conducted. The Buyer has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth in the Schedule 4.1 and, to the Buyer’s knowledge, such jurisdictions are the only ones in which it owns or leases properties, or conducts any business, so as to require such qualification, other than those jurisdictions where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect.

(b)        The copies of the Articles of Incorporation and Bylaws of the Buyer, as amended to date and delivered to TDB, are true and complete copies of these documents as now in effect. The minute books of the Buyer are accurate in all material respects.

4.2          No Subsidiaries.  Prior to the Closing, the Buyer does not hold any equity interest in any Person.

4.3          Capitalization.  The authorized capital stock of the Buyer consists of One Thousand (1,000) common shares, $0.0001 par value, of which, as of immediately prior to the Closing, One Hundred (100) common shares will be issued and outstanding. All of the issued and outstanding shares of capital stock of the Buyer are owned by Arcade free and clear of all Restrictions.

4.4          Authority; Non-Contravention; Approvals.

(a)        The Buyer has full corporate power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The Buyer’s execution and delivery of the Transaction Documents to which it is a party and its consummation of the transactions contemplated hereby and thereby, have been duly authorized by its board of directors, and no other corporate proceedings on its part is necessary to authorize its execution and delivery of the Transaction Documents to which it is a party and its consummation of the transactions contemplated hereby and thereby.  Each of the Transaction Documents to which the Buyer is a party will, when executed and delivered by the Buyer, constitute its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception.

(b)        Except as set forth on Schedule 4.4(b), no Consent, or declaration, filing or registration by the Buyer with any Person or Governmental Authority is required in connection with the execution, delivery and performance by the Buyer or Arcade of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(c)        The Buyer’s execution and delivery of the Transaction Documents to which it is a party does not, and its consummation of the transactions contemplated hereby and thereby and therein will not, violate, conflict with or result in a breach of any provision of, or constitute any default (or an event which, with notice or lapse of time or both, would constitute an event of default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Restrictions upon any of its properties or assets under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of the Buyer, (ii) any Consent, Law or Order, injunction, writ, permit or license of any Governmental Authority applicable to it or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Restrictions that do not, in the aggregate, have a Buyer Material Adverse Effect.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF ARCADE  WITH RESPECT TO ARCADE

Arcade hereby represents and warrants to TDB and Palmosa as follows:

5.1          Organization and Qualification.  Arcade is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Arcade has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in Schedule 5.1, and to Arcade’s knowledge, such jurisdictions are the only ones in which the properties owned, leased or operated by Arcade or the nature of the business conducted by Arcade makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any Buyer Material Adverse Effect. The copies of the Certificate of Incorporation and Bylaws of Arcade, as amended to date and delivered to TDB, are true and complete copies of these documents as now in effect. The minute books of Arcade are accurate in all material respects.

5.2          Capitalization.  The authorized capital stock of Arcade as of the date hereof consists of 39,000,000 shares of Common Stock, $0.0001 par value per share, of which 10,500,000 shares are issued and outstanding and 1,000,000 shares of preferred shares, $0.0001 par value, none of which are outstanding. All of the outstanding securities of Arcade are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person. All of the outstanding securities of Arcade were issued in compliance with all applicable securities laws. No shares of capital stock are held in the treasury of Arcade. Other than as stated in this Section 5.2, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon Arcade, to purchase or otherwise acquire any shares of capital stock of Arcade or other securities of Arcade. Except as stated in this Section 5.2, there are no outstanding securities convertible or exchangeable, actually or contingently, into shares of Common Stock or other securities of Arcade.

5.3          Subsidiaries.  Arcade has one Subsidiary, the Buyer. Arcade owns all of the issued and outstanding shares of stock of the Buyer, free and clear of any Restrictions, and does not hold any equity interest in any other Person.

5.4          Authority; Non-Contravention; Consents.

(a)        Arcade has full corporate power and authority to enter into this Agreement, the other Transaction Documents and, subject to the Arcade Stockholders’ Approval, to consummate the transactions contemplated hereby and thereby. Arcade’s execution and delivery of this Agreement, the other Transaction Documents and its consummation of the transactions contemplated hereby and thereby, have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby, except for Arcade Stockholders’ Approval. This Agreement has been duly and validly executed and delivered by Arcade, and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception.  Each of the other Transaction Documents to which Arcade is a party will, when executed and delivered by Arcade, constitute its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception.

(b)        Arcade’s execution and delivery of this Agreement and any of the other Transaction Documents does not, and its consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Restrictions upon any of its properties or assets under any of the terms, conditions or provisions of (i) its Certificate of Incorporation or Bylaws, (ii) subject to obtaining Arcade Stockholders’ Approval, any Law or Order, injunction, writ, permit or license of any Governmental Authority applicable to it or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Restrictions that do not, in the aggregate, have a Buyer Material Adverse Effect.

(c)        Except for the filing and clearance of the Proxy Statement with the SEC pursuant to the Exchange Act, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for Arcade’s execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Buyer Material Adverse Effect.

5.5          Contracts Listed; No Default.  All material Contracts, easements, Permits, rights of way, commitments and understandings, written or oral, connected with or relating in any respect to the present or future operations of Arcade are, with the exception of this Agreement and the transactions contemplated hereby, described in Arcade’s SEC Reports and listed as exhibits thereto or set forth on Schedule 5.5 hereto (the “Arcade Contracts”). Arcade Contracts are valid and binding upon Arcade, and to Arcade’s knowledge, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms, subject to the Enforceability Exception and neither Arcade, nor to Arcade’s knowledge, any other party to any Arcade Contract, has materially breached any provision of, nor has any event occurred which, with the lapse of time or action by a Third Party, could result in a material default under, the terms thereof. To the knowledge of Arcade, no stockholder of Arcade has received any payment in violation of law from any contracting party in connection with or as an inducement for causing Arcade to enter into any Arcade Contract.

5.6          Litigation.  There is no (i) Claim or other Legal Proceeding pending or, to Arcade’s knowledge, threatened against or directly relating to Arcade before any Governmental Authority, or (ii) outstanding Order, or application, request or motion therefor, of any Governmental Authority in a proceeding to which Arcade or any of its assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude Arcade’s ability to consummate the Merger or the transactions contemplated hereby or have a Buyer Material Adverse Effect.

5.7          Taxes.  Arcade has duly filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it other than Tax Returns which the failure to file would have no Buyer Material Adverse Effect. All such Tax Returns were, when filed, and are accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Arcade has paid or will pay in full or has adequately reserved against all Taxes shown as due on such Tax Returns. Arcade is not a party to any pending action or proceeding by any Governmental Authority for the assessment of any Tax, and no written claim for assessment or collection of any Tax has been asserted against Arcade that has not been paid. There are no Tax Liens upon the assets of Arcade (other than liens for Taxes not yet due and payable).

5.8          Employee Plans.  Arcade has no employee benefit plans as defined in Section 3(3) of ERISA nor any employment agreements.

5.9          No Violation of Law.  Arcade is not in violation of and has not been given notice or been charged with any violation of, any Law, or Order, (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect. Arcade has not received any written notice that any investigation or review with respect to it by any Governmental Authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Buyer Material Adverse Effect. Arcade has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except for those, the absence of which, alone or in the aggregate, would not have a Buyer Material Adverse Effect (collectively, the “Arcade Permits”). Arcade (a) has duly and timely filed all reports and other information required to be filed with any Governmental Authority in connection with Arcade Permits, and (b) is not in violation of the terms of any of the Arcade Permits, except for such omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a Buyer Material Adverse Effect.

5.10        Properties.  Arcade has good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet comprising a portion of the Arcade Financial Statements or thereafter acquired (except assets and properties sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business). Arcade has a valid leasehold interest in all properties of which it is the lessee and each such lease is valid, binding and enforceable against Arcade, and, to the knowledge of Arcade, the other parties thereto in accordance with its terms, subject to the Enforceability Exception. Neither Arcade nor, to Arcade’s knowledge, the other parties thereto are in default in the performance of any material provision thereunder. Neither the whole nor any material portion of the assets of Arcade is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Arcade, has any such condemnation, expropriation or taking been proposed. None of the material assets of Arcade is subject to any restriction which would have a Buyer Material Adverse Effect.

5.11        Proxy Statement.  None of the information to be supplied by Arcade with respect to Arcade for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and at the time of the Arcade Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.12        Business.  Arcade, since its formation, has engaged in no business other than to seek to serve as a vehicle for the acquisition of an operating business, and, except for this Agreement, is not a party to any contract or agreement for the acquisition of an operating business.

5.13        Financial Statements.  The Arcade Financial Statements included in Arcade’s SEC Reports present fairly, in all material respects, the financial position and results of operations of Arcade as of the respective dates, years and periods indicated, prepared in accordance with GAAP, applied on a consistent basis, and to the knowledge of Arcade, in accordance with Regulation S-X of the SEC and, in particular, Rules 1-02 and 3-05 thereunder (subject, in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which, individually or collectively, are not material to Arcade). Without limiting the generality of the foregoing, (i) there is no basis for any assertion against Arcade as of the date of the most recent balance sheet comprising a portion of the Arcade Financial Statements of any material debt, liability or obligation of any nature not fully reflected or reserved against in the Arcade Financial Statements or in the notes thereto required to be so reflected or reserved in accordance with GAAP; and (ii) there are no assets of Arcade, the value of which (in the reasonable judgment of Arcade) is materially overstated in the Arcade Financial Statements. Except as disclosed therein or as incurred in the ordinary course of business since December 31, 2007, Arcade has no known material contingent liabilities (including liabilities for Taxes) other than as a result of the transactions contemplated by this Agreement. Arcade is not a party to any contract or agreement for the forward purchase or sale of any foreign currency and has not invested in any “derivatives.”

5.14        Arcade’s SEC Reports.  The Common Stock has been registered under Section 12 of the Exchange Act on Form 8-A. Since its inception, Arcade has filed all reports, registration statements and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act, including but not limited to reports on Form 10-K and Form 10-Q, and Arcade will file all such reports, registration statements and other documents required to be filed by it from the date of this Agreement to the Closing Date (all such reports, registration statements and documents filed or to be filed with the SEC, including Arcade’s initial registration statement relating to the securities issued in Arcade’s initial public offering, with the exception of the Proxy Statement, are collectively referred to as “Arcade’s SEC Reports”). As of their respective dates, Arcade’s SEC Reports complied or will comply in all material respects with all rules and regulations promulgated by the SEC and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Arcade nor any of its respective directors or officers is the subject of any investigation, inquiry or proceeding before the SEC or any state securities commission or administrative agency.

5.15        Absence of Certain Changes or Events.  Since December 31, 2007 there has not been:

(a)        any Buyer Material Adverse Change;

(b)        any material damage, destruction or loss of any material properties of Arcade, whether or not covered by insurance, which would have a Buyer Material Adverse Effect;

(c)        any change in the manner in which the business of Arcade has been conducted;

(d)        any material change in the treatment and protection of trade secrets or other confidential information of Arcade, which would have a Buyer Material Adverse Effect; and

(e)        any occurrence not included in paragraphs (a) through (d) of this Section which has resulted, or which Arcade has reason to believe, could reasonably be expected to result, in a Buyer Material Adverse Effect.

5.16        Books, Records and Accounts.  Arcade’s books, records and accounts fairly and accurately reflect in all material respects transactions and dispositions of assets by Arcade, and to the knowledge of Arcade, the system of internal accounting controls of Arcade is sufficient to assure that: (a) transactions are executed in accordance with management’s authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.17        Disclosure Controls.  Arcade has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which (i) are designed to ensure that material information relating to Arcade is made known to Arcade’s principal executive officer and its principal financial officer by others within those entities, particularly during the preparation of the Proxy Statement; (ii) have been evaluated for effectiveness as of the date of this Agreement; and (iii) are effective in all material respects to perform the functions for which they were established.

5.18        Absence of Material Weaknesses.  Based on the evaluation of its internal controls over financial reporting, Arcade is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Arcade’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting.

5.19        Brokers and Finders.  Except as set forth on Schedule 5.19, Arcade has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.20        No Omissions or Untrue Statements.  No representation or warranty made by Arcade to TDB in this Agreement, any Schedules thereto or in any certificate of a Arcade officer required to be delivered to TDB pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.

ARTICLE 6.

CONDITIONS TO CLOSING AND CLOSING DELIVERIES

6.1          Condition to the Obligations of Arcade and TDB.  The obligations of Arcade, the Buyer and TDB to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)        Laws; Orders. No provision of any applicable Law or Order shall prohibit or impose any condition on the consummation of the transactions contemplated hereby.

(b)        Third-Party Proceedings. There shall not be pending or threatened any proceeding by a Third Party to enjoin or otherwise restrict the consummation of the transactions contemplated hereby.

(c)        Approval of Arcade’s Stockholders. Arcade shall have obtained the Arcade Stockholders Approval.

6.2          Conditions to Obligations of Arcade.  The obligations of Arcade to consummate the Closing shall be subject to the following conditions, unless waived in writing by Arcade:

(a)        Representations and Warranties.  The representations and warranties of Palmosa and TDB contained in this Agreement shall be true in all respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

(b)        Compliance.  Each of Palmosa, TDB and Shipco SPVs shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(c)        Officer’s Certificate.  The Buyer shall have received from TDB (dated the Closing Date and in form and substance reasonably satisfactory to Arcade) a certificate of the Secretary of TDB, certifying and setting forth (i) that the conditions specified in subsection (a) and (b) of this Section 6.2 have been fulfilled, (ii) the names, signatures and positions of the officers of TDB, as applicable, authorized to execute any agreements contemplated herein to which TDB is a party, and (iii) a copy of the resolutions of TDB adopted by Palmosa, in its capacity as sole Managing Member of TDB, authorizing the execution, delivery and performance of this Agreement, any agreement contemplated herein to which TDB is a party and the transactions contemplated thereby, as applicable.

(d)        No Palmosa Material Adverse Change.  During the period from the date hereof through the Closing Date, there shall have been no Palmosa Material Adverse Change.

(e)        Required Consents.  All material Consents from Third Parties and all waiting periods required under any Agreement to which any Shipco SPV is a party or subject, as applicable in each case required to enter into, and consummate the Business Combinations, shall have been obtained, expired or the necessity for such Consent or waiting periods shall have been waived in writing by such Third Party.

(f)         Delivery of Securities.  TDB shall have tendered to the Buyer the certificates representing the Interests duly endorsed in blank with executed blank membership interest powers, and each Shipco SPV shall have cancelled the Interests issued by it in the name of TDB and reissued certificate(s) representing the Interests in the name of the Buyer.

(g)        Minute Books; Books and Records.  The Buyer shall have received a copy of the minute books of each applicable Shipco SPV, certified by its respective Secretary as of the Closing Date, and the related Books and Records.

(h)        Organizational Documents.  Buyer shall have received a copy of (i) the Certificates of Formation (or similar organizational documents), of each Shipco SPV, certified by the appropriate government official in the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five days prior to such Closing Date accompanied, if available, by a certification by the appropriate government official that each such entity is validly existing and in good standing under the laws of the jurisdiction of its incorporation and accompanied by a certificate of the Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Formation (or similar organizational documents) since such date, and (ii) the limited liability company agreement of each Shipco SPV, certified by the Secretary of each such entity.

(i)         Financing.  TDB shall have arranged for and on behalf of the Buyer debt financing sufficient to enable the Buyer and the Shipco SPVs to consummate the acquisitions of the Vessels and the transactions contemplated by this Agreement.

(j)         Vessel Acquisition. The legal ownership of the Closing Vessels shall have been delivered to the respective Shipco SPVs under their respective MOAs.

(k)        Insurance. The Buyer shall have received insurance certificates or other documentation to its satisfaction, evidencing that the Shipco SPVs and the Buyer have insurance with respect to the ownership and operation of the Vessels in customary amount and coverage, satisfactory to any lenders providing debt financing in connection with the acquisition of the Vessels.

(l)         Transaction Documents.  Each of the Transaction Documents shall have been executed and delivered by Palmosa, Tsakos, Conbulk, Conbulk Manco, TDB and their respective Affiliates.

(m)       Check-the-Box Election. Each of the Shipco SPVs shall have made an election to be treated as a disregarded entity for U.S. federal income tax purposes, which shall be filed and effective prior to the Closing Date.

6.3          Conditions to Obligations of TDB.  The obligation of TDB to consummate the Closing with respect to Arcade shall be subject to the following additional conditions unless waived in writing by TDB:

(a)        Representations and Warranties.  The representations and warranties of Arcade contained in this Agreement shall be true in all material respects at and as of such Closing Date with the same effect as though such representations and warranties were made at and as of such Closing Date.

(b)        Compliance. Arcade shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(c)        Officer’s Certificate.  TDB shall have received from Arcade (dated the related Closing Date and in form and substance reasonably satisfactory to TDB) a certificate of an officer of Arcade certifying and setting forth (i) that the conditions specified in subsections (a) and (b) of this Section 6.3 as to Arcade have been fulfilled, (ii) the names, signatures and positions of the Persons authorized to execute this Agreement and any other Transaction Documents to which Arcade is a party on behalf of Arcade and the Buyer and (iii) a copy of the Board resolutions of each of Arcade and the Buyer authorizing the execution, delivery and performance of this Agreement.

(d)        No Buyer Material Adverse Change.  During the period from December 31, 2007 to the date hereof and during the period from the date hereof through the Closing Date, there shall have been no Buyer Material Adverse Change.

(e)        Required Consents.  All material Consents from Third Parties and all waiting periods required under any Agreement to which any Arcade is a party or subject, as applicable in each case required to enter into, and consummate the Business Combinations, shall have been obtained, expired or the necessity for such Consent or waiting periods shall have been waived in writing by such Third Party.

(f)         Merger.

(i)            The Buyer and Arcade shall have entered into an agreement and plan of merger in form and substance reasonably satisfactory to TDB;

(ii)           The Buyer and Arcade shall have completed the Merger to the reasonable satisfaction of TDB;

(iii)          the Certificate of Incorporation and Bylaws of Arcade, as in effect immediately prior to the Merger, shall cease and the Articles of Incorporation and Bylaws of the Buyer shall be the Articles of Incorporation and Bylaws of the Buyer, as the surviving corporation, which Articles of Incorporation and Bylaws of the Buyer shall be in form and substance reasonably satisfactory to TDB; and

(iv)          the board of directors of the Buyer shall consist of those persons elected to serve as directors in accordance with Section 8.2(c).

(g)        Transaction Documents.  Each of the Transaction Documents shall have been executed and delivered by the Buyer, Arcade and their respective Affiliates.

(h)        Payment.  Arcade shall have caused the Buyer to deliver the amount set forth in Section 2.1(a), as well as the amounts due under the respective MOAs for the Closing Vessels.

(i)         Incentive Plan. Arcade shall have caused the Incentive Plan to be adopted and instituted by the Buyer.

ARTICLE 7.

RESTRICTIVE COVENANTS

7.1          Non-Compete/Non-Solicitation.  TDB, on behalf of itself and its Affiliates, agrees that, during the period ending on the date that is four (4) years from and after the Closing Date (the “Restrictive Period”), none of TDB or its Affiliates, without the prior written consent of Buyer, directly or indirectly, individually or jointly with others, will: (a) in whole or in part, own, manage, control, sponsor, organize, promote, operate, be employed by, consult for or otherwise cooperate with any business or Person which directly competes with or is a customer of or licensor to the Buyer or any Affiliate of the Buyer (collectively, the “Buyer Group”) (other than in a position unrelated to the Business and that does not affect the Business or the Buyer Group); (b) solicit or hire any employee of the Buyer Group or in any way interfere with the relationship between Buyer Group and any employee thereof; or (c) induce, encourage or attempt to induce or encourage any customer, supplier, consultant, licensee, licensor or other business relation of Buyer Group to cease doing business with Buyer Group.  Notwithstanding anything in the foregoing to the contrary, nothing contained in this Section 7.1 shall prohibit any of TDB or its Affiliates from holding shares in any public company; provided TDB or its Affiliates is merely a passive investor and has no active role in the public company and further provided, that TDB and its Affiliates each hold no more than one percent (1%) of the voting shares of the public company.  TDB, on behalf of itself and its Affiliates, acknowledges and agree that the scope of the foregoing covenant is reasonable and necessary in order to protect the legitimate interests of Buyer.

7.2          Equitable Relief/Interpretation.  Each party hereto acknowledges that a breach of the covenants contained herein, including the covenants contained in this Article 7 may cause irreparable damage to the business of the other parties, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, each party agrees, that, in addition to any other remedy which may be available at law or in equity, the other parties shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach.  The parties acknowledge that the time, scope and other provisions of this Article 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement.  In the event that any provision in this Article 7 or any other provision contained in this Agreement shall be determined by any Arbitrator or any court of competent jurisdiction to be unenforceable, such provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by any Arbitrator or such court in such action so as to be enforceable to the extent consistent with then applicable Law.

ARTICLE 8.

OTHER COVENANTS AND AGREEMENTS

8.1          Covenants To Be Observed by Palmosa and TDB.  From the date hereof until the date of Closing, Palmosa and TDB hereby covenant and agree to the following and to cause the Shipco SPVs to comply with the following:

(a)        Operation of Business in the Ordinary Course.  Each of TDB and the Shipco SPVs shall not engage in any business other than as necessary or appropriate to facilitate the Buyer’s acquisition, through the SPV Shipcos, of the Vessels pursuant to the terms of, and as contemplated by, the MOAs and this Agreement.

(b)        Insurance; Defaults; Litigation.  Each of TDB and each of the Shipco SPVs shall (i) obtain insurance policies appropriate to insure its assets and business; (ii) comply in all respects with all Transaction Documents to which they are a party and not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a default by it under any license or governmental Consent or Permit; (iii) duly observe and conform, in all material respects, to all applicable Laws; and (iv) notify the Buyer of any Claim that after the date hereof is threatened or commenced against it.

(c)        Access.  TDB shall, upon reasonable notice, afford the Buyer and its accountants, managers, members, officers, partners, employees, counsel, agents and other representatives, reasonable access to the Vessels, in coordination with Palmosa and Tsakos and only as permitted by the applicable MOA, and the Books and Records of TDB, Palmosa and the Shipco SPVs (to the extent relating to the Vessels) and TDB shall permit them to make extracts from and copies of such Books and Records, and will from time to time furnish the Buyer with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or further prospects of TDB and the Shipco SPVs, as the Buyer requests; provided, however, that the Arcade agrees to keep, and to cause the Buyer to keep, all information obtained as a result of such access in strict confidence in the event the transactions contemplated by this Agreement are terminated as described in Article 10 hereunder, and all such information shall be returned to TDB and the Shipco SPVs within a reasonable time.  Until the Closing Date, TDB shall cause its independent certified public accountants to make available to the Buyer and its independent certified public accountants the work papers relating to any audits of any Vessels.

(d)        Notice of Material Adverse Changes.  TDB shall promptly notify, and shall cause the Shipco SPVs to promptly notify, the Buyer of (i) any Palmosa Material Adverse Change; (ii) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any claims or causes of action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of TDB or any Shipco SPV to any such Person; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) the occurrence of any fact or circumstance which could make any representation made hereunder by TDB or Palmosa untrue or incorrect.

(e)        Exclusivity.

(i)            In consideration of Arcade entering into this Agreement and devoting significant time and resources towards exploring a possible transaction, (1) Palmosa and TDB will cease, and will cause their Affiliates and their respective employees, legal counsel, accountants, financial advisors, accountants, consultants and other representatives to cease, all existing discussions with any Third Party with respect to any Acquisition Proposal and (2) prior to any termination of this Agreement as set forth in Section 10 hereto, Palmosa and TDB will not engage in or continue any Solicitation or take any action to authorize or permit any of the foregoing to engage in or continue any Solicitation.  Each of the Palmosa and TDB hereby represents that it is not now engaged in discussions or negotiations with any other party other than Arcade with respect to any Acquisition Proposal.  The term “Acquisition Proposal” shall mean any proposal for (A) a sale or issuance of any shares of capital stock in Palmosa, TDB and/or the Shipco SPVs, (B) a merger, consolidation, sale of a substantial portion of the assets or any similar transaction or business combination involving Palmosa, TDB, the Shipco SPVs and/or the Vessels, (C) any other transaction involving TDB or any of its securities or assets that would have an effect similar to the transactions described in (A) or (B), or (D) any other transaction that would defeat the intent of this Agreement, excluding, without limitation, any recapitalization or financing necessary in the ordinary course of its business.  The term “Solicitation” shall mean any action or activity pursuant to which any Person, directly or indirectly, solicits, entertains or enters into any agreement, negotiations with, or furnishes any information to, any Person (other than Arcade or any agent, affiliate, representative or other designee of Arcade), with respect to any Acquisition Proposal, other than discussions among Palmosa and Tsakos in furtherance of the transactions contemplated by this Agreement.

(ii)           Before responding to any Acquisition Proposal, Palmosa and TDB shall, and shall cause their Affiliates to, (a) immediately notify Arcade (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (b) promptly notify Arcade of the terms of any proposal that it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (c) promptly provide Arcade with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (d) keep Arcade informed of the status of such offer and the offeror’s efforts and activities with respect thereto.

(f)         Debt Financing.  TDB will, and will cause each of the Shipco SPVs and other Affiliates to, provide (at no expense or liability to any of them) all cooperation reasonably requested by Arcade in connection with the debt financing for consummation of the transactions contemplated by the Business Combination, including (A) making available appropriate officers and employees, on reasonable advance notice, to meet with prospective lenders and investors in meetings, presentations, and due diligence sessions, (B) assisting with the preparation of disclosure documents in connection therewith, (C) requesting its independent accountants to provide reasonable assistance to Arcade at Arcade’s expense, and (D) executing and delivering any commitment letters, pledge and security documents, other definitive financing documents, or other requested certificates or documents; provided, that none of the letters, agreements, documents and certificates referenced in the immediately preceding clause (D) will be executed and delivered except in connection with the Closings.

(g)        Review of Proxy Statement. TDB and Palmosa shall review the Proxy Statement and any amendments or supplements thereto, in each case prior to its distribution to the stockholders of Arcade in connection with the meeting of such stockholders, and shall ensure that, to the best of their knowledge, any and all information regarding Palmosa, TDB, the Vessels, and the industries in which Palmosa and TDB operate contained in the Proxy Statement or any amendments or supplements thereto shall be complete in all respects, shall not contain any untrue statement of a material fact, and shall not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h)        Financial Statements. TDB and Palmosa shall deliver to Arcade (i) in conjunction with the preparation of the Proxy Statement, but in any event no later than on the date the Proxy Statement is first filed with the SEC, audited consolidated balance sheet of Palmosa and its consolidated Subsidiaries as at December 31, 2007, and the related audited consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, and (ii) no later than forty-five (45) days after the date hereof, the unaudited internal consolidated balance sheet, and the related unaudited internal consolidated statements of income for the six (6) month period ended June 30, 2008, in each case including the related notes and schedules thereto.

8.2          Mutual Covenants.  Arcade, Palmosa and TDB shall cooperate with each other with respect to the following:

(a)        Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of TDB and each Shipco SPV as reasonably requested by Arcade, to consummate and implement expeditiously the transactions contemplated by this Agreement.  The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)        Preparation of the Proxy Statement; Arcade Stockholders Meetings.

As soon as practicable following the date of this Agreement, Arcade shall, with the reasonable assistance of TDB and Palmosa, prepare and file with the SEC the Proxy Statement in preliminary form, and shall use all reasonable efforts with the reasonable assistance of TDB and Palmosa to respond as promptly as practicable to any comments of the SEC with respect thereto and use all reasonable efforts to cause the SEC review of the Proxy Statement to be completed as promptly as practicable.  TDB, its counsel and its accountants shall be given an opportunity to review and comment on the Proxy Statement and any amendments thereto prior to the filing thereof with the SEC. Arcade shall use all reasonable efforts to cause the Proxy

Statement to be mailed to Arcade’s stockholders as promptly as practicable after resolving all comments of the SEC thereon.  Arcade shall notify TDB as soon as practicable of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information.

If prior to the Proxy Statement being declared effective by the SEC, any event occurs with respect to TDB or any of its Subsidiaries, or any change occurs with respect to other information supplied by TDB or Palmosa for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, TDB shall promptly notify Arcade of such event, and Palmosa, TDB and Arcade shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to Arcade’s stockholders.

Arcade shall, as soon as practicable following the approval of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the “Arcade Stockholders Meeting”) for the purpose of seeking the Arcade Stockholder Approval.  Arcade shall use all reasonable efforts to cause the Proxy Statement to be mailed to Arcade’s stockholders as promptly as practicable after resolving all comments of the SEC thereon.  Arcade shall, through the Arcade Board, recommend to its stockholders that they give the Arcade Stockholder Approval, except to the extent that the Arcade Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, which withdrawal or modification shall be made only if the Arcade Board, in good faith, upon consultation with outside counsel, determines that failure to withdraw or modify its approval or recommendation of this Agreement and the Merger would be inconsistent with its fiduciary duties under applicable Law.

(c)        Exchange Listing; Board Composition. TDB and Palmosa agree that Buyer shall use its commercially reasonable efforts to list Buyer’s securities on the Nasdaq Global Market concurrently with the Closing or in any event no later than sixty (60) days following the Closing. In connection with such efforts, TDB and Palmosa agree that Buyer, concurrently with the Closing, will effect the changes in its board composition set forth in the subsequent two (2) sentences and to establish the committees of the Board for the purpose of complying with the requirements of such securities exchange. The Buyer’s board shall consist of nine (9) individuals, the majorities of which at all times qualify as independent persons.  Two (2) of such individuals shall be nominees of Arcade, each of which shall at all times qualify as an independent person, and the remaining seven (7) individuals shall be nominees of TDB, three (3) of which shall at all times qualify as independent persons.

(d)        Publicity; Form 8-K.

Subject to Section 8.2(e), from the date hereof through the Closing Date, no public release or announcement concerning this Agreement, the Merger or the other transactions contemplated hereby shall be issued by any party without the prior consent of Arcade and TDB (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that TDB, and Arcade may, in consultation with each other, make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Business Combination after reasonable prior notice to and consultation with the other.

TDB acknowledges that Arcade will prepare and file one or more Current Reports on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and the other Transaction Agreements, as well as to file additional proxy solicitation materials.  Any language included in such Current Report that reflects TDB’s comments, as well as any text as to which TDB has not commented after being given a reasonable opportunity to do so, shall, notwithstanding the provisions of this Section 8.2(d), be deemed to have been approved by TDB and may thereafter be used by Arcade in other filings made by it with the SEC and in other documents distributed by Arcade in connection with the Business Combinations without further review or consent of TDB.

(e)        Confidentiality.  Except as otherwise required by law, no party shall disclose to any other Person or use (whether for the account of any such party or any other party) any confidential information or proprietary work product of (i) Arcade, the Buyer or their advisors, without the prior written consent of Arcade, or a person authorized thereby, or (ii) TDB or its advisors, without the prior written consent of TDB, or a person authorized thereby; provided, however, that any such party may disclose or use any such information (a) as has become generally available to the public other than through a breach of this Agreement by such party or any of its Affiliates and representatives, (b) as becomes available to such party on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives, provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy, (c) as may be required in any report, statement or testimony required to be submitted to any Governmental Authority having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (d) as may reasonably be required to obtain any Consent from a Governmental Authority or other Person required in order to consummate the transactions contemplated by this Agreement, or (e) as may be necessary to establish such party’s rights under this Agreement.  In the event either party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party, shall give timely written notice to the other parties so that the other parties may have an opportunity to obtain a protective order or other appropriate relief.  The parties hereto shall cooperate fully in any such action.

(f)         Confidentiality of Transaction.  Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents.  Except as required by Law, none of Arcade, Palmosa, TDB, nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.  Except as required by Law, each party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.  Except as required by law, each of Arcade, Palmosa and TDB, on their own behalves and on behalf of their respective Affiliates, agree that neither they nor their agents or Affiliates shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of Arcade, Palmosa and TDB.  Notwithstanding the foregoing, Palmosa and TDB acknowledge that Arcade is subject to the Exchange Act and the rules and regulations promulgated thereunder and specifically acknowledges that presentations to investors and potential investors as well as press releases announcing the transactions contemplated in this Agreement will be filed with the SEC and will thus become available to the public; provided, however, that Arcade shall consult with TDB with respect to such presentation materials and press releases and shall not finalize any such presentation materials or press releases without the consent of TDB (not to be unreasonably withheld, delayed or conditioned) unless otherwise required by law.

(g)        Taxes. The parties hereto agree to cooperate with each other in connection with the preparation and filing of any Tax Returns required to be filed by Arcade, Buyer or any of the Shipco SPVs after the Closing Date.

ARTICLE 9.

GOVERNING LAW; DISPUTE RESOLUTION

9.1          Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

9.2          Dispute Resolution.   Any dispute, controversy or Claim arising out of or relating to this Agreement or any Transaction Document, or the breach thereof, shall be settled by binding arbitration, before three Arbitrators (one selected by Arcade/Buyer, one selected by Palmosa/TDB and the third selected by the foregoing two Arbitrators); the decision of three Arbitrators or that of any two of them shall be final, and for the purpose of enforcing any award under this Agreement or any Transaction Document may be made a rule of the court.  The proceedings shall be conducted in accordance with the Maritime Arbitration Rules of the Society of Maritime Arbitrators, Inc., New York, as amended from time to time.

ARTICLE 10.

TERMINATION

10.1        Termination of Agreement.  Anything to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated:

(a)        Agreement.  By mutual consent in writing of Arcade and TDB; and

(b)        Automatic.  Automatically, if the Closing shall not have occurred by 11:59 p.m. New York time, January 30, 2009.

10.2        Effect of Termination.  If this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other; provided, however, that the obligations of the parties contained in Article 9, this Section 10.2, Article 11 and the definitions set forth in Annex A hereof shall survive any such termination.

ARTICLE 11.

MISCELLANEOUS PROVISIONS

Except as provided otherwise in this Agreement, the following provisions shall apply hereto:

11.1        Actions by Buyer.  Any reference in this Agreement to an action or determination by the Buyer following the Closing shall mean an action or determination, as the case may be, taken or made by no less than a majority vote of the Buyer’s Board, provided that the directors voting in the affirmative therefor shall have included no less than a majority of the independent directors then seated on the Buyer’s Board.

11.2        Waiver of Claims against Trust Account. TDB and Palmosa, on their own behalves and on behalf of each of their Affiliates:

(a)        acknowledge that they have read the Final Prospectus of Arcade, dated May 21, 2007 (the “Prospectus”);

(b)        acknowledge and understand that Arcade has established the Trust Account, initially in an amount of at least $59,150,000 for the benefit of the Public Stockholders and the Underwriters of Arcade’s initial public offering (the “Underwriters”), and that, except for a portion of the interest earned on the amounts held in the Trust Account, Arcade may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event of the redemption of their shares or in the dissolution and liquidation of Arcade, or (ii) to Arcade and the Underwriters after it consummates a Business Combination (as such term is specifically defined in the Prospectus);

(c)        agree that neither TDB, nor Palmosa, nor any of their Affiliates have any right, title, interest or claim of any kind in or to any monies in the Trust Account (a “Trust Claim”);

(d)        waive any Trust Claim any of TDB, Palmosa or any of their Affiliates may have in the future as a result of, or arising out of, any agreements that may be entered into with Arcade (including this Agreement and the Transaction Documents); and

(e)                                  agree that neither TDB, Palmosa, nor any of their Affiliates will seek recourse against the Trust Account until such time as monies have been released or authorized for release from the Trust Account to Arcade or its successor.

Capitalized terms used and not otherwise defined in this Section 11.2 or elsewhere in this Agreement shall have the meanings assigned to them in the Prospectus.

11.3                        Amendment and Modifications.  Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement between the parties hereto (or their successors in interest) which states that it is intended to be a modification of this Agreement.

11.4                        Waiver of Compliance.  Any failure of TDB or Palmosa, on the one hand, or Arcade (prior to the Closing) or Buyer (at or following the Closing), on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by Arcade (prior to the Closing) or Buyer (at or following the Closing), on the one hand, and TDB or Palmosa, on the other hand, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by TDB, Palmosa, the Buyer or Arcade.

11.5                        Expenses.  In the event the Closing occurs, Buyer (as successor in interest to Arcade) shall bear all reasonable costs and expenses of TDB and Palmosa in connection with the transactions contemplated by this Agreement, including, without limitation, Closing expenses, the transaction fee payable to Morgan Joseph & Co. Inc. (“Morgan Joseph”) pursuant to a letter agreement, dated April 18, 2008, by and between Morgan Joseph and Palmosa, a copy of which letter agreement has been provided to Arcade, as well as legal, financing and audit expenses of TDB or Palmosa.  In the event that the Closing shall not take place, then subject to all rights and remedies that a party may have against another party for breach of this Agreement all fees and expenses incurred by each party in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such fees and expenses, including all fees of legal counsel, investment bankers and accountants.

11.6                        No Waiver of Rights.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

11.7                        Notices.  Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if (i) delivered in Person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, or (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, to the parties as follows:

(a)                                  if to Arcade or the Buyer, to:

Arcade Acquisition Corp.

c/o Arcade Partners, LLC

62 La Salle Road, Suite 304
West Hartford, Connecticut 06107
Attn: John Chapman
Facsimile:  (860) 236-6325
email: jchapman@arcadepartners.com

With copies to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Stan Johnson
Facsimile:  212-407-4990
email: sjohnson@loeb.com

or to such other Person or address as Arcade (prior  to Closing) or the Buyer (at or following the Closing) shall furnish to TDB in writing.

(b)                                 if to TDB at the following address:

Conbulk Corporation
c/o Palmosa Shipping Corporation
107 A. Papanastasiou Street

Kastella-Piraeus, Greece 18533
Attn: Dimitris Dalakouras
Facsimile:  +30 (210) 4137639
email: ddalakouras@conbulk.gr

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza

New York, New York 10004

Attn: Derick Betts, Esq.
Facsimile:  212-480-8421
email: betts@sewkis.com

or to such other address as TDB shall furnish to Arcade (prior to the Closing) or the Buyer (at or following the Closing) in writing.  Any notice given under this Section 11.7 shall be effective (i) if delivered personally, when delivered, (ii) if delivered overnight by international overnight courier, the end of the next Business Day after deposit with such courier, and (iii) if mailed, the third Business Day after mailing.  Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 11.7.  The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

11.8                        Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

11.9                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument.

11.10                 Headings.  The headings of the Sections and Articles are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

11.11                 Entire Agreement.  This Agreement and the other Transaction Documents set forth the entire agreement of the parties hereto in respect of the subject matter contained therein, and supersede all prior agreements, whether oral or written, by any officer, employee of any party hereto with respect to the subject matter hereof.

11.12                 Third Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

11.13                 Severability.  If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum, extent permitted to preserve the parties’ original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect.  Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained therein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

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COUNTERPART SIGNATURE PAGE – MEMBERSHIP INTEREST PURCHASE AND
SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

ARCADE ACQUISITION CORP.

By:	/s/ Jonathan Furer
Name:	Jonathan Furer
Title:	Chief Executive Officer

PALMOSA SHIPPING CORPORATION

By:	/s/ Dimitris Dalakouras
Name:	Dimitris Dalakouras
Title:	President

By:	/s/ George Bamiotis
Name:	George Bamiotis
Title:	Secretary

TDB SPV LLC

By:	/s/ Dimitris Dalakouras
Name:	Dimitris Dalakouras
Title:

Annex A

CERTAIN DEFINITIONS

“Acquisition” has the meaning set forth in the recitals.

“Acquisition Proposal” has the meaning set forth in Section 8.1(e).

“Affiliate” means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.  With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust.  For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the recitals.

“Arbitrator” means an arbitrator with respect to a dispute resolution pursuant to Section 9.2.

“Arcade” has the meaning set forth in the recitals.

“Arcade Board” means the Board of Directors of Arcade.

“Arcade Contracts” has the meaning set forth in Section 5.5.

“Arcade Financial Statements” means the audited consolidated balance sheets of Arcade and its consolidated Subsidiaries as of December 31, 2007, and related consolidated statements of operations and stockholders’ equity and cash flows for the year then ended, including footnotes thereto, audited by Rothstein, Kass & Company, P.C., registered independent public accountants.

“Arcade Permits” has the meaning set forth in Section 5.9.

“Arcade’s SEC Reports” has the meaning set forth in Section 5.14.

“Arcade Stockholders’ Approval” means the approval of the Business Combination by the holders of the Common Stock at a meeting of the stockholders of Arcade at which a quorum is present by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock voted by the public stockholders of Arcade; provided, however, that the stockholders of Arcade holding thirty percent (30%) or more of the Common Stock shall not have voted against the Business Combination and requested redemption of their shares.

“Arcade Stockholder’s Meeting” has the meaning set forth in Section 8.2(b).

1

“Books and Records” means all books and records, ledgers, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by any of the parties hereto.

“Business” means the business of owning, chartering or operating container ships of between 1,000 and 3,999 TEU for any lawful purpose.

“Business Combination” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or legal holiday in connection with which banks in New York, New York, London, United Kingdom or Piraeus, Greece are authorized or permitted to close.

“Buyer” has the meaning set forth in the recitals.

“Buyer Group” has the meaning set forth in Section 7.1.

“Buyer Material Adverse Change” means a material adverse change (i) in the properties, prospects, results of operations, or financial condition of the Buyer or Arcade, taken individually and as a whole or (ii) in the ability of the Buyer or Arcade to consummate the transactions contemplated by this Agreement.

“Buyer Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of any or all of the Buyer or Arcade, as the context requires.

“Charter” with respect to any Vessel, means the time charter to which such Vessel is to be subject on delivery under the relevant MOA and which must be novated to the relevant SPV Shipco taking delivery of the Vessel under the MOA as provided for therein.

“Charterer” means the time charterer of a Vessel pursuant to its Charter.

“Claims” means any and all notices, claims, demands, Legal Proceedings, deficiencies Orders, and Losses assessed or sustained, including, without limitation, the defense or settlement of any such Claim and the enforcement of all rights to indemnification under this Agreement.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Notification” has the meaning set forth in Section 2.2(a).

“Closing Vessels” has the meaning set forth in Section 2.2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of Arcade prior to the Merger and of the Buyer after the Merger, $.0001 par value per share.

2

“Conbulk” means Conbulk Shipping S.A., a Liberian corporation and the current technical manager of the Palmosa Vessels.

“Conbulk Manco” means Conbulk Management Ltd., a Marshall Islands corporation beneficially owned and controlled by Dimitris Dalakouras, George Bamiotis, Stefanos Kardamakis and Maria Tsakos.

“Conbulk TSA” means the Technical Services Agreement to be entered into between Conbulk Manco and Conbulk pursuant to which Conbulk Manco subcontracts to Conbulk responsibility for the technical management of the Palmosa Vessels.

“Consent” means any consent, authorization or approval.

“Consulting Agreements” means the consulting agreements between the Buyer and each of Minuet Consultants Corp, Tivoli Consultants S.A. and Raven International Corp., each a corporation organized under the laws of the Republic of the Marshall Islands, and each wholly owned and controlled by Dimitris Dalakouras, George Bamiotis and Stefanos Kardamakis, respectively, entered into as of the Closing Date, in the form attached hereto as Exhibit A(2).

“Contract” means any contract, agreement, commitment, arrangement or understanding (whether written or oral, whether formal or informal), including with respect to each Shipco SPV its applicable MOA.

“Dividend Subordination Agreement” shall mean a Dividend Subordination Agreement, or agreement of similar title, in a form mutually agreed upon by the parties hereto.

“Employment Agreements” means the employment agreements between the Buyer and each of Dimitris Dalakouras, George Bamiotis and Stefanos Kardamakis, entered into as of the Closing Date, in the form attached hereto as Exhibit A(1).

“Enforceability Exception” has the meaning set forth in Section 3.4(a).

“Environmental Claims” means Claims relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any federal, state, regional or foreign law, statute, treaty, regulation, policy, guidance, order, injunction, judgment or decision of any Governmental Authority relating to the protection of natural resources, the environment and public and employee health and safety and shall include, without limitation, the International Convention for the Prevention of Pollution from Ships, and, in each case, the regulations promulgated pursuant thereto, and any applicable analogous state statutes, and the regulations promulgated pursuant thereto, as such laws have been amended or supplemented.

3

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Management Agreement” means the General Management Agreement to be entered into at the Closing between the Buyer, for and on behalf of itself and its Shipco SPVs, and Conbulk Manco, in which the Buyer appoints Conbulk Manco to supervise and oversee the commercial and technical operations of the Vessels commencing upon the Shipco SPVs taking title to the Vessels under the MOAs, the form of which is attached hereto as Exhibit F.

“Governmental Authority” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign and quasi-governmental authorities including the International Maritime Organization.

“Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum-based substances or wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority under any Environmental Law.

“IFRS” means International Financial Reporting Standards.

“Incentive Plan” means that certain Conbulk Corporation 2008 Incentive Plan, as amended, in substantially the form attached hereto as Exhibit H.

“Indebtedness” shall mean all payment obligations (including obligations under capitalized leases) of a Person to any bank, insurance company, finance company or other institutional lender or other Person for money borrowed; provided, however, that Indebtedness shall not include trade payables and accruals in accordance with GAAP or IFRS.

“Initial Transaction” shall have the meaning set forth in the Recitals.

“Interest Acquisition” has the meaning set forth in Section 2.1(b).

“Interest Acquisition Consideration” means ten dollars ($10) in the aggregate ($1.00 per Shipco SPV).

“Interests” means one hundred percent (100%) of the issued and outstanding membership interests of each of the Shipco SPVs.

“Kuo Vessel Acquisition” has the meaning set forth in Section 2.1(c).

4

“Kuo Vessels” means the following Palmosa Vessels: Kuo Fu, Kuo Tai, Kuo Hung and Kuo Lung.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Authority and any Order.

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

“Letter of Intent” means that certain letter from Arcade to Palmosa dated June 17, 2008.

“Lock-Up Agreements” means those certain Lock-Up Agreements by and between the Buyer and each recipient of Common Stock pursuant to the Business Combination, in the form attached hereto as Exhibit B.

“Losses” means any and all losses, damages, debts, liabilities, obligations, deficiencies, penalties, amounts paid in connection with Claims, amounts paid in settlement, costs (including court costs) and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements and other amounts paid or incurred in connection with the enforcement of rights (whether by law or pursuant to this Agreement) to recover Losses but shall not include any punitive damages.

“Management Agreements” means the General Management Agreement, the Conbulk TSA and the Tsakos TSA.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” means that certain agreement and plan of merger by and between the Buyer and Arcade in the form attached hereto as Exhibit G.

“MOAs” means the ten (10) memoranda of agreement entered into concurrent herewith between TDB and each Seller as identified in Schedule 3 to the Supplemental Agreement.

“Morgan Joseph” means Morgan Joseph & Co. Inc.

“Novation Agreements” means the Novation Agreements with respect to the Vessels, each of which are to be entered into by and among the relevant Seller, the relevant Shipco SPV and the relevant Charterer, the terms of which shall be reasonably satisfactory to the respective Shipco SPVs.

“Order” means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Authority, arbitrator or arbitration panel.

“Palmosa” has the meaning set forth in the recitals.

5

“Palmosa Financial Statements” means with respect to the Palmosa Vessels (i) the audited consolidated balance sheet of Palmosa and its consolidated Subsidiaries as at December 31, 2006, and the related audited consolidated statements of income, retained earnings and cash flows for the fiscal year then ended together with the reports therein by Palmosa’s independent certified public accountants, and (ii) the unaudited internal consolidated balance sheet of Palmosa and its consolidated Subsidiaries as at December 31, 2007, and the related unaudited internal consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, in each case including the related notes and schedules thereto.

“Palmosa Material Adverse Change” means a material adverse change (i) in the properties, prospects, results of operations, or financial condition of any or all of TDB, Palmosa, any of the Shipco SPVs and the Vessels taken individually and as a whole or (ii) in the ability of the TDB, Palmosa or any of the Shipco SPVs to consummate the transactions contemplated by this Agreement and/or the applicable MOA.

“Palmosa Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of any or all of TDB, Palmosa, or the Shipco SPVs, as the context requires.

“Palmosa Vessels” means the Kuo Fu, Kuo Tai, Kuo Hung, Kuo Lung, MSC Bali and MSC Zanzibar.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization or Governmental Authority.

“Prospectus” has the meaning set forth in Section 11.2.

“Proxy Statement” means the joint proxy statement/prospectus relating to the Arcade Stockholder Approval.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and among the Buyer and each recipient of Common Stock pursuant to the Business Combination, in the form attached hereto as Exhibit C.

“Release Agreement” means that certain Release Agreement pursuant to which TDB releases any Claims against the Shipco SPVs, in the form attached hereto as Exhibit D.

“Restrictive Period” has the meaning set forth in Section 7.1.

“Restrictions” means all liens, pledges, encumbrances, security interests, charges, Taxes, voting trusts, options, warrants, calls and rights of first refusal.

“SEC” means the U.S. Securities and Exchange Commission.

6

“Securities Act” means the U.S. Securities Act of 1933.

“Seller” means each respective seller of a Vessel under the applicable MOA as identified in Schedule 3 of the Supplemental Agreement.

“Shipco SPV” means each of the following Marshall Islands limited liability companies:  Sea Rhapsody LLC, Sea Symphony LLC, Sea Melody LLC, Sea Majesty LLC, Sea Glory LLC, Sea Victory LLC, Sea Destiny LLC, Sea Beauty LLC, Sea Georgeous LLC and Sea Harmony LLC.

“Solicitation” has the meaning set forth in Section 8.1(e).

“Subsidiary” of a Person means each entity, at least fifty percent (50%) of the capital stock or other equity or voting securities of which are controlled or owned, directly or indirectly, by such Person.

“Supplemental Agreement” means that certain Supplemental Agreement, dated the date hereof, entered into by and among Arcade and TDB, providing, among other things, for the timing of the delivery of, and payment of the consideration for, the Vessels under the MOAs, in the form attached hereto as Exhibit E.

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature imposed by any Governmental Authority (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits taxes), including any liability therefore as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, by reason of being a successor-in-interest or transferee of another entity, together with any interest, penalties, additions to tax, or additional amounts or imposed thereon or with respect thereto.

“Tax Return” includes any return, declaration, report, Claim for refund or credit, information return or statement, and any amendment thereto, including any consolidated, combined, unitary or separate return or other document (including any related or supporting information or schedule), required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes.

“Third Party” means any Person other than the parties hereto, the Shipco SPVs or any of their respective Affiliates.

“Transaction Documents” shall mean, collectively, this Agreement, the Merger Agreement, the Lock-Up Agreement, the Registration Rights Agreement, Release Agreement, the Management Agreements, the Employment Agreements, the Consulting Agreements, the MOAs, the Supplemental Agreement, the Novation Agreements, the Dividend Subordination Agreement and the Letter of Intent.

7

“Trust Claim” has the meaning set forth in Section 11.2.

“Tsakos” means Tsakos Shipping & Trading S.A., a Panamanian corporation and the current technical manager of the Tsakos Vessels.

“Tsakos TSA” means the Technical Services Agreement to be entered into between Conbulk Manco and Tsakos pursuant to which Conbulk Manco subcontracts to Tsakos responsibility for the technical management of the Tsakos Vessels.

“Tsakos Vessels” means CCNI Mejillones, MSC Brasilia, MSC London and MSC Sardinia.

“Underwriters” has the meaning set forth in Section 11.2.

“Vessel” means each of the Tsakos Vessels and the Palmosa Vessels.

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SCHEDULES

Schedule 2.1(a)	Buyer Nominees

Schedule 3.4(b)	Consents and Approvals of TDB

Schedule 3.13	Absence of Certain Changes

Schedule 4.1(a)	Formation and Organization of Buyer

Schedule 4.4(b)	Consents and Approvals of Buyer

Schedule 5.1(b)	Formation and Organization of Arcade

Schedule 5.5	Arcade Contracts

Schedule 5.19	Arcade Brokerages

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EXHIBITS

Exhibit A(1)	Form of Employment Agreement

Exhibit A(2)	Form of Consulting Agreement

Exhibit B	Form of Lock-Up Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Release Agreement

Exhibit E	Form of Supplemental Agreement

Exhibit F	Form of General Management Agreement

Exhibit G	Form of Merger Agreement

Exhibit H	Form of Incentive Plan

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Schedule 2.1(a)

Designation of Buyer Nominees

CCNI MEJILLONES	Sea Beauty Shipping LLC

KUO FU	Sea Destiny Shipping LLC

KUO HUNG	Sea Gorgeous Shipping LLC

KUO LUNG	Sea Glory Shipping LLC

KUO TAI	Sea Harmony Shipping LLC

MSC BALI	Sea Majesty Shipping LLC

MSC BRASILIA	Sea Melody Shipping LLC

MSC LONDON	Sea Rhapsody Shipping LLC

MSC SARDINIA	Sea Symphony Shipping LLC

MSC ZANZIBAR	Sea Victory Shipping LLC

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